Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD FOURTH-QUARTER AND FULL-YEAR RESULTS

•                  Fourth-quarter revenue of $15.3 million, up 38 percent over fourth-quarter 2004, and net income of $2.4 million, or $0.18 per diluted share,

•                  2005 full-year revenue of $51.7 million, up 43 percent over prior year; and net income of $5.8 million, or $0.44 per diluted share,

•                  Fourth-quarter gross margins of 81 percent, and full-year gross margins of 78 percent,

•                  Fourth-quarter pretax income of $3.3 million, or $0.24 per diluted share (a non-GAAP measure), and full-year pretax income of $8.6 million, or $0.65 per diluted share (a non-GAAP measure), and

•                  2006 annual guidance announced

Minneapolis, February 16, 2006 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record revenue for the fourth quarter ended December 31, 2005 of $15.3 million, a 38 percent gain over $11.1 million in the fourth quarter of 2004. Net income for the 2005 fourth quarter rose to $2.4 million, or $0.18 per diluted share, which included equity-based compensation costs of $123,000 (pretax) related to restricted stock awards. This compares to net income for the 2004 fourth quarter of $900,000, or $0.07 per diluted share.

Pretax income for the 2005 fourth quarter rose to $3.3 million, or $0.24 per diluted share (a non-GAAP measure), which compares to pretax income for the prior-year quarter of $1.2 million, or $0.10 per diluted share (a non-GAAP measure).

For the full fiscal year 2005, revenue rose to $51.7 million, a 43 percent increase over $36.1 million in the previous year. Net income for the full year was $5.8 million, or $0.44 per diluted share, which included a lease loss of $493,000 recorded in the first quarter, amortization costs of $1.4 million and equity-based compensation costs of $314,000 related to restricted stock awards. This was up from 2004 net income of $296,000, or $0.02 per diluted share, which included amortization costs of $1.2 million and a $1.0 million write-off of in-process research and development costs related to the acquisition of HInnovation, which closed in February 2004.

Pretax income for full-year 2005 rose to $8.6 million, or $0.65 per diluted share (a non-GAAP measure), up from pretax income of $883,000 or $0.07 per diluted share (a non-GAAP measure), in 2004.

“Our momentum in the marketplace continues,” said Jay D. Miller, president and chief executive officer. “Vital Images reported a great quarter and a great year. Our enterprise-wide sales strategies are meeting with strong demand, and IT/PACS-related sales continue to grow. Additionally, Vital Images’ gross and operating margins are expanding as we focus on internal execution across all areas. Both domestically and overseas, we are getting our software solutions into the hands of more physicians who can use them to diagnose conditions and treat patients. We are excited about opening our European office, which we expect to enhance our visibility, improve customer service and grow our European revenue.”

Financial Highlights

•                  At year-end, the installed base of Vitrea® licenses increased to approximately 2,750, with approximately 250 Vitrea licenses sold in the fourth quarter. The installed base now comprises approximately 1,300 domestic and 400 international customers.

•                  Revenue from maintenance and services rose to $3.8 million during the fourth quarter, a 31 percent gain over fourth-quarter 2004 revenue of $2.9 million.

•                  Sales from software options (including third-party software) increased to $6.3 million during the fourth quarter, up from $4.9 million in the fourth quarter of 2004. Top-selling options in the fourth quarter of 2005 were CT Cardiac, CT Vessel Probe and Automated Vessel Measurement.

•                  Full-year revenue through Toshiba totaled $24.3 million, or 47 percent of total revenue, compared to $18.1 million in 2004, or 50 percent of total revenue.

•                  Fourth-quarter international revenue reached $2.1 million, a 12 percent gain from $1.9 million in the same period in 2004. International sales growth was driven mainly by Toshiba.

•                  Gross margin improved to 81 percent for the fourth quarter from 73 percent for the same period in 2004. Gross profit for the fourth quarter of 2005 rose to $12.3 million, from $8.2 million for the year-ago quarter. The full-year gross margin was 78 percent, compared with 71 percent in 2004. The overall gross margin gains were primarily due to greater software sales, including software-only enterprise sales that carry higher selling prices and margins, and secondarily due to increased margins in maintenance and services.

•                  Cash, cash equivalents and marketable securities increased to $49.8 million at December 31, 2005 from $41.4 million at September 30, 2005 and $35.7 million at December 31, 2004.

Operating Cost Summary

•                  Operating costs for the fourth quarter totaled $9.4 million, compared with $7.0 million for the fourth quarter of 2004, a 34 percent increase. Operating margins increased to 19 percent in the fourth quarter, compared to 10 percent for the fourth quarter of 2004.

•                  Sales and marketing costs rose 39 percent to $5.4 million in the fourth quarter from $3.8 million in the same period a year ago. The primary factors behind the increase were additional employees, trade show conference costs and higher commissions on greater sales volumes.

•                  Research and development costs rose 36 percent to $2.2 million in the 2005 fourth quarter versus $1.6 million in the same period a year ago. The company continues to invest in this area by adding personnel focused on product innovation and development.

•                  General and administrative costs increased 16 percent to $1.8 million in the fourth quarter, compared to $1.6 million in the fourth quarter of 2004, to support a higher level of sales.

Key Developments

The company announced its comprehensive ViTAL Solutions portfolio at the 91st Scientific Assembly and Annual Meeting of the Radiological Society of North America (RSNA) in late November. Vital Images highlighted Vitrea-quality rendering performance and workflow restore in ViTALConnect™, its Web-based analysis and distribution solution, and enhancements to clinical applications within its flagship Vitrea and ViTALCardia solutions. These combined solution components deliver a scalable and customizable enterprise-wide advanced visualization and analysis solution, and enable their customary inclusion into expanded clinical review.

“At RSNA, we demonstrated our superior advanced visualization and analysis capabilities,” said Miller. “With the company’s increased IT/PACS integration capabilities and deployment of our Web-based solution, ViTALConnect, our advanced visualization solutions can be distributed throughout the healthcare enterprise and can handle increasingly larger datasets.”

In the fourth quarter the company signed an agreement to distribute Medis’ QMass® MR product integrated with Vitrea. QMass MR enables cardiologists and radiologists to analyze global and regional cardiac function, stress function studies, time-intensity studies and delayed signal intensity studies. QMass MR is used by clinicians and research institutions worldwide, and has a proven track record in medical literature.

The company also announced that by mid-2006 it will open a European office, headed by Stephen S. Andersen, who was promoted to Vice President of Vital Images, Europe, from Vice President of Engineering.

“Our international sales have been accelerating, and we recognize a significant opportunity in Europe,” added Miller. “A presence in Europe will support our customers there, including Toshiba Europe, and will help us grow sales. We look forward to having more direct contact with our European installed base and feel that this office will be a significant contributor for us going forward.”

2006 Guidance

For full-year 2006, the company expects revenue in a range of $68 million to $71 million, or 31 percent to 37 percent growth over 2005.

The company must adopt FAS 123R effective January 1, 2006, which requires expensing of stock options and other forms of equity compensation in the company’s income statement. As previously disclosed in SEC filings, this will have a significant, non-cash impact to the company’s operating results. The company’s estimated after-tax equity-based compensation expense for 2006 is substantially greater than the 2005 expense disclosed in Note 3 in the company’s September 30, 2005 10-Q due to: 1) a near 50 percent appreciation in the company’s stock price in the last five months; 2) some large grants related to new key hires and other equity awards from September 2005 to early 2006; and 3) under FAS 123R the company is not permitted to predict incentive stock option exercises by individual employees’, which would result in tax deductions that have historically lowered the after-tax equity-based compensation expense, especially in 2005.

As a result, GAAP net income guidance for 2006 is $0.18 to $0.32 per diluted share for the year, which is reduced to reflect estimated equity-based compensation. The company expects net income pre equity-based compensation (a non-GAAP measure) of $0.54 to $0.61 per diluted share. The company expects income pretax, pre equity-based compensation (a non-GAAP measure) of $0.86 to $0.98 per diluted share, up from $0.67 for 2005, or 28 percent to 46 percent growth over 2005.

In addition, Vital Images anticipates the total balance of cash, cash equivalents and marketable securities will increase between $13 million and $20 million in 2006.

The following table depicts the company’s guidance for 2006 compared to 2005 actual results:

	2006 Guidance Range
	Low		High	2005

Revenue ($ millions)	$68.0	to	$71.0	$51.7
Net income per diluted share	$0.18	to	$0.32	$0.30	(1)

Non-GAAP Measures
Income excluding equity-based compensation per diluted share	$0.54	to	$0.61	$0.45	(2)
Income before income taxes and equity-based compensation per diluted share	$0.86	to	$0.98	$0.67	(2)

(1)          Includes equity-based compensation. The 2005 per diluted share amount is based on the company’s pro forma financial statement note disclosure under Statement of Financial Accounting Standards No. 123.

(2)          Non-GAAP information – see Supplemental Information – Reconciliation of GAAP Net Income Per Diluted Share to Non-GAAP Per Diluted Share Information (Unaudited).

“We anticipate a strong 2006,” said Miller. “Worldwide demand for advanced visualization solutions throughout the healthcare enterprise is building. We currently have a leadership position in the marketplace and expect to expand that position this year.”

Factors considered in preparing 2006 guidance include:

•                  Key Investments - To continue Vital Images’ strong growth, develop the infrastructure for a more global business, and accelerate the company’s lead in advanced visualization technologies, the company plans to invest significantly in research and development, sales and marketing and international expansion in 2006.

•                  Gross Margins – A pre equity-based compensation gross margin rate of approximately 77 to 78 percent in 2006.

•                  Taxes – An effective income tax rate of approximately 37 to 38 percent in 2006, compared to a 2005 effective tax rate of 33 percent. The increase in the estimated effective tax rate is due to the expiration of the research and development (“R&D”) tax credit on December 31, 2005; the R&D tax credit reduced the company’s 2005 effective tax rate by 4 percentage points. There is current legislation in Congress that would extend the R&D tax credit and, if approved, the company would expect an effective tax rate between 33 percent and 36 percent in 2006. The company does not anticipate paying any significant income taxes for the next 3 to 6 years due to the utilization of net operating losses and tax deductions from the exercise of stock options.

•                  Expensing of Stock Options - The 2006 GAAP guidance includes the effect of expensing stock options, as required by Statement of Financial Accounting Standards No. 123(R) while the 2005 reported GAAP net income does not include the expensing of stock options. Beginning in the first quarter of 2006, the company will begin expensing stock options, as required. In 2006, the company expects equity-based compensation charges to be approximately $4.1 million to $5.0 million after tax, depending on the stock price when new options are granted, and the volume and timing of incentive stock option exercises, all of which are difficult to predict. These factors can also affect the company’s effective tax rate.

Non-GAAP Information

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation, because prior to January 1, 2006, stock option compensation was not included in the company’s GAAP results, and the provision for income taxes. The company anticipates that its future effective tax rate may fluctuate significantly, because the tax-benefit related to the exercise of incentive stock options is highly volatile. Additionally, the company’s historic effective tax rate has been volatile due to discrete events such as the $1.0 million in-process research and development charge recorded in the first quarter of 2004, which was not tax deductible. Management believes that this presentation facilitates comparison of the company’s current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in the company’s core operations. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies.

Conference Call and Webcast

Vital Images will host a live Webcast of its fourth-quarter earnings conference call today, Thursday, February 16, 2006, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT, Thursday, February 16, 2006.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11050446. The audio replay will be available beginning at 12:30 p.m. CT on Thursday, February 16, through 5:00 p.m. CT on Thursday, February 23.

About Vitrea®

Vitrea® software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data. With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions. The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications. In addition, Vitrea software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques. Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnect™

ViTALConnect™ software is a Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment. This solution enables users to review studies, perform advanced analysis and make quick diagnostic decisions - from anywhere, at anytime. This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in clinical diagnosis and therapy planning. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123R, and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ and ViTALCardia™ are trademarks of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenue:
License fees	$10,912	$7,137	$35,228	$24,054
Maintenance and services	3,825	2,921	14,324	9,525
Hardware	547	1,040	2,165	2,543
Total revenue	15,284	11,098	51,717	36,122

Cost of revenue:
License fees	1,177	955	4,681	3,994
Maintenance and services	1,441	1,265	5,559	4,660
Hardware	344	724	1,319	1,793
Total cost of revenue	2,962	2,944	11,559	10,447

Gross profit	12,322	8,154	40,158	25,675

Operating expenses:
Sales and marketing	5,354	3,845	16,932	12,205
Research and development	2,222	1,630	8,148	6,329
General and administrative	1,823	1,565	7,019	5,626
Loss on operating lease	—	—	493	—
Acquired in-process research and development	—	—	—	1,000
Total operating expenses	9,399	7,040	32,592	25,160

Operating income	2,923	1,114	7,566	515

Interest income	397	130	1,066	368
Income before income taxes	3,320	1,244	8,632	883

Provision for income taxes, net	899	344	2,831	587

Net income	$2,421	$900	$5,801	$296

Net income per share – basic	$0.19	$0.08	$0.47	$0.03
Net income per share – diluted	$0.18	$0.07	$0.44	$0.02

Weighted average common shares outstanding - basic	12,637	11,836	12,379	11,632
Weighted average common shares outstanding - diluted	13,624	12,873	13,283	12,536

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$20,845	$24,119
Marketable securities	28,965	11,546
Accounts receivable, net	14,330	8,090
Deferred income taxes	717	600
Prepaid expenses and other current assets	1,228	1,093
Total current assets	66,085	45,448
Property and equipment, net	5,361	3,222
Deferred income taxes	8,949	8,454
Licensed technology, net	210	330
Other intangible assets, net	4,493	5,777
Goodwill	6,053	6,053
Total assets	$91,151	$69,284

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,640	$1,893
Accrued compensation	3,688	3,175
Accrued royalties	1,348	574
Other current liabilities	1,575	673
Deferred revenue	11,231	8,137
Total current liabilities	20,482	14,452
Deferred revenue	645	278
Deferred rent	1,235	—
Total liabilities	22,362	14,730

Stockholders’ equity:
Common stock	128	120
Additional paid-in capital	75,918	65,813
Deferred stock-based compensation	(1,707)	—
Accumulated other comprehensive loss	(20)	(48)
Accumulated deficit	(5,530)	(11,331)
Total stockholders’ equity	68,789	54,554
Total liabilities and stockholders’ equity	$91,151	$69,284

(more)

Vital Images, Inc.

Supplemental Information – Reconciliation of GAAP Net Income Per Diluted Share to Non-GAAP Per Diluted Share Information (Unaudited)

(In thousands, except per share amounts)

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation, because prior to January 1, 2006, stock option compensation was not included in the company’s GAAP results, and the provision for income taxes. The company anticipates that its future effective tax rate may fluctuate significantly, because the tax-benefit related to the exercise of incentive stock options is highly volatile. Additionally, the company’s historic effective tax rate has been volatile due to discrete events such as the $1.0 million in-process research and development charge recorded in the first quarter of 2004, which was not tax deductible. Management believes that this presentation facilitates comparison of the company’s current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in the company’s core operations. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies. The following table reconciles GAAP net income per diluted share to non-GAAP pretax income per diluted share:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004

Net income	$2,421	$900	$5,801	$296
Equity-based compensation	123	—	314	—
Tax impact of equity-based compensation	(45)	—	(115)	—
Income excluding equity-based compensation	$2,499	$900	$6,000	$296

Net income per diluted share	$0.18	$0.07	$0.44	$0.02
Income excluding equity-based compensation per diluted share	$0.18	$0.07	$0.45	$0.02

Weighted average common shares outstanding - diluted	13,624	12,873	13,283	12,536

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004

Net income	$2,421	$900	$5,801	$296
Equity-based compensation	123	—	314	—
Provision for income taxes, net	899	344	2,831	587
Income before income taxes and equity-based compensation	$3,443	$1,244	$8,946	$883

Net income per diluted share	$0.18	$0.07	$0.44	$0.02
Income before income taxes and equity-based compensation per diluted share	$0.25	$0.10	$0.67	$0.07

Weighted average common shares outstanding - diluted	13,624	12,873	13,283	12,536

# # #